Exhibit 99.2
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma combined financial statements (“financial statements”) give effect to the completed acquisition of all outstanding common shares of Ault Incorporated (“Ault”), by a wholly-owned subsidiary of SL Industries, Inc. (the “Company”). The accompanying financial statements also reflect the payment of $2,079,000, including interest, to acquire all of the outstanding shares of Ault’s preferred stock.
     On January 26, 2006, the Company completed the acquisition of Ault. The total purchase price for common stock of Ault was $13,986,000, which includes the shares already owned by the Company. The Company also paid approximately $2,079,000, including interest, to acquire all of the outstanding shares of Ault’s preferred stock.
     The unaudited pro forma balance sheet gives effect to the acquisition as if it had occurred on December 31, 2005. The final purchase price allocations will be based on Ault’s balance sheet on January 29, 2006, as the differences between that date and the closing date are not significant. The unaudited pro forma combined balance sheet combines the Company’s December 31, 2005 balance sheet with that of Ault as of November 27, 2005 and reflects the purchase price of $13,986,000 for common stock, $2,079,000, including interest, for preferred stock and an estimated $2,280,000 in transaction related costs and certain preacquisition contingencies.
     The acquisition was partially funded by bank borrowing of approximately $5,900,000, with the remaining costs being paid with available cash on hand. The unaudited pro forma combined statements of operations for the year ended December 31, 2005 combines the historical results of the Company for the year ended December 31, 2005 and the historical results of Ault for the twelve months ended November 27, 2005, as if the acquisitions had occurred on January 1, 2005 (Note: Ault’s 2005 fiscal year ended May 29, 2005. For presentation purposes, Ault’s quarters were added for the twelve months ended November 27, 2005 to be more closely aligned with the Company’s fiscal year.).
     The unaudited pro forma combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined statements of operations are presented for illustrative purposes and do not purport to represent what the Company’s results of operations or financial position actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. The unaudited pro forma combined financial statements, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q and with Ault’s historical financial statements and related notes included in this Form 8-K/A.

SL Industries, Inc
Pro Forma Combined Balance Sheet
December 31, 2005
(UNAUDITED)
In thousands, except per share amounts)

	SL
	Industries	Ault Inc.	Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$9,985	$3,996	$(9,689)	(C)	$4,292
Receivables, net	16,436	5,136	0		21,572
Note receivable	0	1,125	0		1,125
Inventories, net	14,570	3,996	0		18,566
Other current assets	3,203	848	0		4,051

Total current assets	44,194	15,101	(9,689)		49,606

Property, plant and equipment, net	8,754	2,333	0		11,087
Goodwill	10,303	0	6,435	(A)	16,738
Investments available for sale	670	0	(670)	(F)	0
Other intangible assets, net	1,085	0	0		1,085
Other assets and deferred charges	5,308	1,204	3,274	(A)(E)	9,786

Total assets	$70,314	$18,638	$(650)		$88,302

LIABILITIES
Current liabilities:
Debt, current portion	$—	$2,472	$5,900	(C)	$8,372
Accounts payable	7,648	6,312	0		13,960
Accrued income taxes	417	0	(36)	(F)	381
Accrued payroll and related costs	6,229	923	0		7,152
Other accrued liabilities	4,093	760	1,724	(D)	6,577

Total current liabilities	18,387	10,467	7,588		36,442

Deferred compensation and supplemental retirement benefits	3,829	0	0		3,829
Other liabilities	1,453	0	0		1,453

Total liabilities	23,669	10,467	7,588		41,724

SHAREHOLDERS’ EQUITY
Redeemable Convertible Preferred Stock, 2,074 shares issued and outstanding: liquidation preference of $1,000 per share	$0	$2,074	$(2,074)	(B)	$0
Common stock	41,796	21,520	(21,520)	(B)	41,796
Notes Receivable arising from sale of common stock	0	(42)	42	(B)	0
Accumulated other comprehensive income (loss)	67	(83)	16	(B)(F)	0
Retained earnings (Accumulated deficit)	24,837	(15,298)	15,298	(B)	24,837
Treasury stock at cost, 2,359,000	(20,055)	0	0		(20,055)

Total shareholders’ equity	46,645	6,097	(6,164)		46,578

Total liabilities and shareholders’ equity	$70,314	$18,638	$(650)		$88,302

The accompanying notes are an integral part of the Pro Forma Financial Statements.

SL Industries, Inc
Pro Forma Combined Statement Of Operations
For The Year Ended December 31, 2005
(UNAUDITED)
In thousands, except per share amounts)

	SL
	Industries	Ault Inc.	Adjustments		Pro Forma

Net sales	$126,873	$37,107	$—		$163,980

Cost of sales	81,776	27,433	0		109,209
Engineering & product development	9,367	3,019	0		12,386
Selling, general and administrative	23,546	9,402	0		32,948
Depreciation and amortization	1,986	0	0		1,986

Total cost and expenses	116,675	39,854	0		156,529

Income (loss) from operations	10,198	(2,747)	—		7,451
Other expense
Interest expense	(522)	(307)	(428)	(G)	(1,257)
Other, net	(269)	0	(402)	(H)	(671)

Income (loss) from continuing operations before income taxes	9,407	(3,054)	(830)		5,523

Income tax provision	1,787	9	(282)	(I)	1,514

Income (loss) from continuing operations	$7,620	$(3,063)	$(548)		$4,009

Basic net income per common share	$1.37				$0.72
Diluted net income per common share	$1.33				$0.70

Weighted shares outstanding — basic	5,544				5,544
Weighted shares outstanding — diluted	5,738				5,738
The accompanying notes are an integral part of the Pro Forma Financial Statements.

SL INDUSTRIES, INC.
NOTES TO UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS
(in thousands expect per share data)
(1)	Basis of pro forma presentation
     The unaudited pro forma combined balance sheet is based on historical balance sheets of the Company and Ault and has been prepared to reflect the acquisition as if it had been consummated on December 31, 2005.
     The unaudited pro forma combined statement of operations combines the results of operations of the Company for the year ended December 31, 2005 and the historical results of Ault for the twelve months ended November 27, 2005. The unaudited pro forma combined statement of operations has been prepared to reflect the acquisition as if it had occurred on January 1, 2005.
     You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the Company and Ault been combined during this time period or the future results that may be achieved after the acquisition. Additionally, the allocation of the purchase price indicated herein is preliminary and subject to change.
     There were no transactions between the Company and Ault during the period presented.
(2)	Acquisition of Ault
     The unaudited pro forma combined financial statements reflect an estimated purchase price of approximately $18,345 for Ault, including acquisition related costs and preacquisition contingencies.
     The estimated acquisition – related costs consist primarily of investment banking, legal and accounting fees and other external costs. The estimated total purchase price of Ault is as follows:

Common stock	$13,986
Preferred stock	2,079
Acquisition related cost / preacquisition contingencies	2,280

$18,345

     The Company used cash resulting from borrowings under a revolving credit facility for its acquisition of Ault of approximately $5,900. The remaining costs being paid with available cash on hand.

(3)	Purchase Price
     Under the purchase method of accounting, the total estimated purchase price, including the estimated fair value of obligations assumed, is allocated to Ault’s net tangible and identifiable intangible assets based on their estimated fair values as of the acquisition date. The excess of the purchase price over the net tangible and identifiable intangible assets is recorded as goodwill. Based upon the estimated purchase price, the following represents the preliminary allocation of the aggregate purchase price to the acquired net assets of Ault.

Net tangible assets	$6,097
Preferred stock	2,074
Goodwill	6,435
Deferred tax assets	3,739

Aggregate preliminary purchase price	$18,345

     The allocation of assets is a preliminary estimate. A valuation of assets is currently in process and being conducted by an independent third party appraiser.
     Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. The unaudited pro forma combined statements of operations do not reflect any amortization of goodwill acquired in the acquisition consistent with the guidance in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”
(4)	Pro forma net income per share
     The pro forma basic and diluted net income per share are based on the weighted average number of shares of the Company’s common stock outstanding during the period.
(5)	Pro forma adjustments
     The following is a description of the pro forma adjustments to the unaudited pro forma combined balance sheets and statements of operations. These adjustments are based on preliminary estimates, which are subject to change as management finalizes its valuations and resulting purchase price allocations.
(A)	To record goodwill at acquisition and deferred taxes of $3,739 related to operating loss carry forwards recorded at Ault.

(B)	Eliminate Ault’s shareholders’ equity accounts and preferred stock

(C)	To record the purchase of Ault using $9,689 in cash and $5,900 from the Company’s revolving credit facility.

(D)	Accrue for professional fees directly related to the acquisition and preacquisition contingencies.

(E)	Reclassify deferred charges of $465 directly related to the acquisition of Ault.

(F)	Reclassify the original purchases of Ault’s securities, related gain and tax affects to the total purchase price of Ault.

(G)	Account for interest expense on the debt to acquire Ault.

(H)	Account for interest foregone on cash used to acquire Ault.

(I)	To account for the tax effects of the pro forma adjustments at the statutory rate.